Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 033-95702, 033-97542, 333-02828, 333-02892, 333-20245, 333-24493, 333-30328 and 333-40158 of Protection One, Inc. on Form S-8 and in Registration Statement No. 333-50383 of Protection One, Inc. and Protection One Alarm Monitoring, Inc. on Form S-3 of our report dated April 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles), appearing in this Annual Report on Form 10-K of Protection One, Inc. and Protection One Alarm Monitoring, Inc for the year ended December 31, 2002.

Deloitte & Touche LLP

Kansas City, Missouri

April 11, 2003